Exhibit 4.7
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12
OF THE SECURITIES EXCHANGE ACT OF 1934

References herein to the terms the “company,” “we,” “our,” and “us” refer to Miami International Holdings, Inc.

The following is a description of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated by-laws (collectively, the “Governing Documents”). The following contains only summaries of the Governing Documents and are qualified by reference to such Governing Document included as exhibits to our Annual Report on Form 10-K.

The following is a description of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated by-laws (collectively, the “Governing Documents”). The following contains only summaries of the Governing Documents and are qualified by reference to such Governing Document included as exhibits to our Annual Report on Form 10-K.

Upon conversion of our outstanding Series B preferred stock into shares of voting common stock in connection with our initial public offering on August 15, 2025 (the “IPO”), such outstanding shares of Series B preferred stock were retired and canceled, no such retired shares of Series B preferred stock may be reissued and 9,053,041 shares of Series B preferred stock remain authorized for issuance. The authorized but unissued shares of voting common stock decreased by 946,959 upon such conversion of outstanding Series B preferred stock into voting common stock.

Common Stock

Except with respect to voting rights and conversion rights, the common stock and nonvoting common stock have the same rights, privileges, rank equally, share ratably and are identical in all respects as to all corporate matters.

Voting

Holders of our common stock are entitled to vote in the election of directors and on all other matters presented to stockholders and each holder of common stock is entitled to vote for each share held of record. Holders of our nonvoting common stock have no voting rights, except as required by applicable law.

Holders of common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by the Delaware General Corporation Law (the “DGCL”).

Section 242(b)(2) of the DGCL provides that the holders of the outstanding shares of a class are entitled to vote as a single class, whether or not entitled to vote by the certificate of incorporation in the following circumstances:

•if the amendment would increase or decrease the aggregate number of authorized shares of such class or increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely; or

•if the amendment would or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

However, pursuant to our amended and restated certificate of incorporation, an amendment of our amended and restated certificate of incorporation to increase or decrease the number of authorized shares of nonvoting common stock (but not below the number of shares thereof then outstanding) may be adopted by resolution adopted by our board of directors and approved by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of our common stock and all other outstanding shares of stock entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, with such outstanding shares of common stock and other stock considered for this purpose as a single class, and no vote of the holders of any shares of nonvoting common stock, voting separately as a class, shall be required therefor.

The holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. Any action at a meeting at which a quorum is present will be decided by a majority of the votes cast, except in the case of any election of directors, which will be decided by a plurality of votes cast. Cumulative voting for the election of directors is not provided for in our amended and restated certificate of incorporation.

Dividends

Holders of our common stock and nonvoting common stock are entitled to receive dividends when, and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders, if any, of our preferred stock. In the event a dividend is paid in the form of shares of common stock or shares of nonvoting common stock, as applicable, the holders of common stock and nonvoting common stock will receive shares of common stock and nonvoting common stock, respectively, subject to the ownership and voting limitations described below.

Any decision to pay dividends on our common stock will be at the discretion of our board of directors. Our board of directors may or may not determine to declare dividends in the future. The board of directors’ determination to issue dividends will depend upon our profitability and financial condition (including that of our subsidiaries), contractual restrictions, restrictions imposed by applicable law and other factors that our board of directors deems relevant.

Subdivisions, Combinations and Mergers

If we split, subdivide or combine the outstanding shares of our voting common stock or nonvoting common stock, the outstanding shares of the other class of common stock shall be split, divided, or combined in the same manner proportionately and on the same basis per share. In the event of any merger, statutory share exchange, consolidation or similar form of corporate transaction, the holders of our voting common stock and nonvoting common stock are entitled the receive the same per share consideration, except that any securities received in consideration of such stock shall be nonvoting or voting to the same extent as the voting common stock and nonvoting common stock.

Liquidation Rights

In the event of our liquidation, dissolution or winding-up, the holders of our common stock and nonvoting common stock shall be entitled to share equally, on a per share basis, in all assets remaining after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock.

Conversion

Our common stock is not convertible into any other shares of our capital stock. Each share of nonvoting common stock is convertible into one share of common stock (subject to adjustment for subdivisions and combinations of common stock), at the option of the holder at any time and subject to the ownership limitations described below.

Preferred Stock

The Company is authorized to issue up to 25,000,000 shares of preferred stock, of which 10,000,000 shares are designated as “Series B preferred stock.” Our amended and restated certificate of incorporation authorizes our board of directors to issue from time to time shares of preferred stock in one or more series, to determine the designation, relative rights, preferences, qualifications and limitations of the shares of each such series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding common stock.

Series B Preferred Stock

Voting

Our Series B preferred stock has no right to vote or consent on any matters submitted to a vote of the common stock, except as otherwise provided by the DGCL. As long as any shares of are outstanding, the affirmative vote or consent of the holders of two-thirds of the then-outstanding shares of Series B preferred stock, voting as a separate class, is required in order for us to (i) amend, alter or repeal and provision of our amended and restated certificate of incorporation or amended and restated by-laws in any way that adversely affects any of the powers, designations, preferences and relative, participating, optional and other special rights of the Series B preferred stock, and the qualifications, limitations or restrictions thereof; (ii) subdivide or otherwise change the shares of Series B preferred stock into a different number of shares; or (iii) issue any shares of Series B preferred stock other than in accordance with our amended and restated certificate of incorporation.

Dividends

Holders of our Series B preferred stock are entitled to receive dividends and distributions, at the same time and in the same manner as our common stock and nonvoting common stock, in an amount per share equal to the amount per share that the shares of common stock into which such shares of Series B preferred stock are convertible would have been entitled to receive if such Series B preferred stock had been so converted into common stock as of the record date established for determining holders entitled to dividends, or if no such record date is established, as of the time of declaration of any such dividend or distribution.

Liquidation Rights

Upon a liquidation, dissolution or winding-up of the Company, the holders of Series B preferred stock are be entitled to receive the same distribution paid to the holders of common stock and nonvoting common stock, on an as-converted basis.

Conversion

Subject to the ownership limitations set forth below, each one share of Series B preferred stock is convertible into one share of common stock, at the option of the holder, upon: (i) the IPO, (ii) our merger or consolidation with or into another corporation or other legal entity; or (iii) the sale of all or substantially all of our properties and assets to any other person, which is effected so that holders of our common stock and nonvoting common stock are entitled to receive, either directly or upon subsequent liquidation, stock, securities, or assets with respect to or in exchange for our common stock or nonvoting common stock.

Rank

The Series B preferred stock rank on a parity with the common stock and nonvoting common stock as to any distributions or upon liquidation, dissolution or winding up.

Amendments to our Amended and Restated Certificate of Incorporation

We may amend, alter, change or repeal any provision contained in our amended and restated certificate of incorporation as permitted under the DGCL. However, for so long as we control, directly or indirectly, one or more national securities exchanges (each, a “Controlled National Securities Exchange”), including but not limited to Miami International Securities Exchange, LLC, or facility thereof, we must submit any changes to our amended and restated certificate of incorporation to the board of directors of each Controlled National Securities Exchange and, if applicable under Section 19 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules promulgated thereunder, the Securities and Exchange Commission (the “SEC”), before such changes may be effective. Such changes to our amended and restated certificate of incorporation shall not become effective until filed with or filed with and approved by the SEC, as the case may be.

Ownership and Voting Limits on Our Capital Stock

Our amended and restated certificate of incorporation places certain ownership and voting limitations on the holders of our capital stock for so long as the Company controls, directly or indirectly, a Controlled National Securities Exchange (the “SEC Ownership Limitations”).

The SEC Ownership Limitations establish that as long as we control, directly or indirectly, any Controlled National Securities Exchange, which includes MIAX Options, MIAX Pearl, MIAX Emerald, MIAX Sapphire and MIAX Pearl Equities:

•no person, either alone or together with its Related Persons, may own, directly or indirectly, of record or beneficially, shares constituting more than 40% of any class of our capital stock; provided however, this restriction does not apply to any class of our capital stock that does not have the right to vote in the election of directors to serve on our board or on other matters that may require the approval of the holders of our voting shares (other than matters affecting the rights, preferences or privileges of said class of stock);

•no exchange member, either alone or together with its Related Persons, may own, directly or indirectly, of record or beneficially, shares constituting more than 20% of any class of our capital stock; and

•no person, either alone or together with its Related Persons, at any time may, directly, indirectly or pursuant to any voting trust, agreement, plan or other arrangement, vote or cause the voting of shares of our capital stock or give any consent or proxy with respect to shares representing more than 20% of the voting power of our then issued and outstanding capital stock, nor may any person, either alone or together with its Related Persons, enter into any agreement, plan or other arrangement with any other person, either alone or together with its Related Persons, under circumstances that would result in the shares of our capital stock that are subject to such agreement, plan or other arrangement not being voted on any matter or matters or any proxy relating thereto being withheld, where the effect of such agreement, plan or other arrangement would be to enable any person, either alone or together with its Related Persons, to vote, possess the right to vote or cause the voting of shares of our capital stock which would represent more than 20% of said voting power; provided however, this restriction does not apply to any class of our capital stock that does not have the right to vote in the election of directors to serve on our board or on other matters that may require the approval of the holders of our voting shares (other than matters affecting the rights, preferences or privileges of said class of stock).

The term “Related Persons” means, with respect to any person:

•any “affiliate” of such person (as such term is defined in Rule 12b-2 under the Exchange Act);

•any other person with which such first person has any agreement, arrangement or understanding (whether or not in writing) to act together for the purpose of acquiring, voting, holding or disposing of shares of our capital stock;

•in the case of a person that is a company, corporation or similar entity, any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director of such person and, in the case of a person that is a partnership or limited liability company, any general partner, managing member or manager of such person, as applicable;

•in the case of any person that is a registered broker or dealer that is an exchange member, any person that is associated with the exchange member (as determined using the definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act);

•in the case of a person that is a natural person and exchange member, any broker or dealer that is also an exchange member with which such person is associated;

•in the case of a person that is a natural person, any relative or spouse of such person, or any relative of such spouse who has the same home as such person or who is our director or officer or of any of our parents or subsidiaries;

•in the case of a person that is an executive officer (as defined under Rule 3b-7 under the Exchange Act) or a director of a company, corporation or similar entity, such company, corporation or entity, as applicable; and

•in the case of a person that is a general partner, managing member or manager of a partnership or limited liability company, such partnership or limited liability company, as applicable.

Bermuda Monetary Authority (BMA) Requirements

Additionally, the Investment Business Act of 2003 (“IBA”) provides for certain ownership limitations that affect BSX, and the Company as its parent company. If any of our stockholders owns 10%, 20%, 33% or 50% of our capital stock (such holder, a “Shareholder Controller”), the stockholder shall provide written notice to the Bermuda Monetary Authority (“BMA”) stating that they have become a Shareholder Controller within not less than 45 days after becoming a Shareholder Controller (the “BMA Required Notice”).

Guernsey Financial Services Commission (GFSC) Requirements

We also own 100% of the issued share capital and voting rights of The International Stock Exchange Group Limited (“TISEG”). As TISEA is a subsidiary of TISEG, the Guernsey Financial Services Commission (“GFSC”) requires The International Stock Exchange Authority Limited (“TISEA”) to notify them within a period of 14 days of any person who, alone or with “associates” (as defined in the Protection of Investors (Bailiwick of Guernsey) Law, 2020 (the “POI Law”)), becomes or ceases to be the holder of 5% or more but less than 15% of the voting power of the Company’s capital stock (the “POI Law Notice”). Additionally, the POI Law requires that any person who, alone or with associates, acquires 15% or more of the voting power of our capital stock shall be considered a shareholder controller under the POI Law and shall require prior approval of the GFSC before acquiring such ownership.

Waiver of Ownership and Voting Limits

Our amended and restated certificate of incorporation permits our board of directors to waive the provisions regarding ownership and voting limits (except with respect to exchange members or their Related Persons) by a resolution expressly permitting such waiver (which resolution must be filed with and approved by the SEC prior to being effective), subject to a determination by the board that:

•the acquisition of beneficial ownership in excess of the ownership limits or exercise of voting rights in excess of the voting limits will not impair the ability of the Controlled National Securities Exchange to carry out its functions and responsibilities as an “exchange” under the Exchange Act and the rules and regulations promulgated thereunder;

•the acquisition of beneficial ownership in excess of the ownership limits or exercise of voting rights in excess of the voting limits is otherwise in the best interests of the Company, its stockholders and the Controlled National Securities Exchange and that it will not impair the SEC’s ability to enforce the Exchange Act and the rules and regulations under the Exchange Act; and

•neither the person who would own or vote in excess of the ownership or voting limits nor any of its Related Persons is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Exchange Act).

In making these determinations, our board of directors may impose such conditions and restrictions on the relevant stockholder or its Related Persons that it may in its sole discretion deem necessary, appropriate or desirable in furtherance of the objectives of the Exchange Act and the rules and regulations promulgated thereunder and the governance of the Controlled National Securities Exchange.

Our amended and restated certificate of incorporation also provides that our board of directors has the right to require any person and its Related Persons that our board of directors reasonably believes to be subject to and in violation of the SEC Ownership Limitations summarized above to provide to us complete information as to all shares of our capital stock that such stockholder owns, directly or indirectly, of record or beneficially, as well as any other information relating to the applicability to such stockholder of the SEC Ownership Limitations outlined above as may reasonably be requested.

The SEC Ownership Limitations do not apply in the case of any class of stock that does not by its terms have the right to vote in board elections or other matters generally requiring the approval of our voting common stock.

Required Notices

Pursuant to the SEC Ownership Limitations, any stockholder (either alone or together with its Related Persons) that owns, directly or indirectly (whether by acquisition or by a change in the number of shares outstanding), of record or beneficially, 5% or more of our then outstanding shares of capital stock (excluding shares of any class of stock that do not have the right by their terms to vote generally in the election of members of our board of directors) shall, immediately upon acquiring knowledge of its 5% ownership, give written notice to our board of directors indicating such person’s legal name, title or status and the date on which such title or status was acquired, approximate ownership interest in us and whether such person has the power to direct the management or policies of us whether through its ownership of securities, by contract or otherwise. Our stockholders who provide such notice must also provide updates with respect to changes in ownership as further described in our amended and restated certificate of incorporation.

Further, pursuant to the SEC Ownership Limitations, any person that either alone or together with its Related Persons proposes to (i) own, directly or indirectly, of record or beneficially, shares constituting more than 40% of the outstanding shares of any class of our capital stock, or to (ii) exercise voting rights, or grant any proxies or consents with respect to shares of our capital stock constituting more than 20% of the voting power of the then issued and outstanding shares of our capital stock, shall send written notice to our board of directors at least 45 days before the proposed ownership of such shares or proposed exercise of such voting rights before the proposed ownership of such shares, or the proposed exercise of said voting rights or the granting of said proxies or consents, of its intention to do so.

Additionally, the IBA provides for certain ownership limitations that affect BSX, and the Company as its parent company. If any of our stockholders becomes a Shareholder Controller, the stockholder shall provide the BMA Required Notice.

The GFSC requires TISEA to provide them with the POI Law Notice.

Effect of Purported Transfers and Voting in Violation of our Amended and Restated Certificate of Incorporation

If any stockholder purports to sell, transfer, assign or pledge to any person, other than us, any shares of our capital stock that would violate the SEC Ownership Limitations, we will record on our books the transfer of only the number of shares of our capital stock that would not violate such limitations and will treat the remaining shares as owned for all purposes by the stockholder attempting to effect such transfer. If any stockholder attempts to vote any shares of our capital stock, or grant a proxy or enter into a voting agreement or any other arrangement with respect to such shares that would violate the voting limitations described above, we will not honor such vote, proxy, agreement or arrangement to the extent of such violation.

Our Right to Redeem Shares Purported Transferred or Owned in Violation of SEC Ownership Limitations set forth in our Amended and Restated Certificate of Incorporation

If any stockholder purports to sell, transfer, assign, pledge or own any shares of our capital stock that would violate the SEC Ownership Limitations, we have the right to redeem such shares purportedly sold, transferred, assigned, pledged, or owned upon the confirmation of such violation and to the extent funds are legally available, for a price per share equal to the par value of those shares. We are required to calculate the number of shares to be redeemed after taking into account that such redeemed shares will become treasury shares and will no longer be deemed to be outstanding. We will provide written notice to the holder or holders of record with respect to the redeemable shares, specifying the date of redemption, which shall be not less than 10 days nor more than 30 days from the date of such notice. Any shares of our capital stock that have been so called for redemption will not be deemed outstanding shares for the purpose of voting or determining the total number of shares entitled to vote on any matter on and after the date of the written notice if we have irrevocably deposited or set aside a sum sufficient to satisfy the redemption price of such redeemable shares.

From and after the redemption date, such redeemed shares of capital stock will become treasury shares and will no longer be deemed to be outstanding. All rights of the holder of such redeemed shares as our stockholder will cease with respect to the redeemed shares. We will also provide written notice to all our stockholders of any redemption of our shares of capital stock within 10 days of any such redemption.
Amended and Restated By-Laws

The following summary of certain provisions of our amended and restated by-laws, is qualified by reference to our amended and restated by-laws that are filed as an exhibit to our Annual Report on Form 10-K and the applicable provisions of the DGCL.

Board of Directors

Under our amended and restated by-laws, our board of directors shall consist of not less than three, nor more than 31, individuals, one of which must be our then-serving chief executive officer. The director term of the then-acting chief executive officer shall expire when such individual ceases to serve as our chief executive officer.
Our amended and restated by-laws also permit our board of directors to appoint individuals to serve in an advisory capacity on our board of advisors. Our board of advisors have no power to bind our Company. We currently do not have a board of advisors.

Special Meetings of Stockholders

Our amended and restated by-laws provide that, unless otherwise required by applicable law or by our amended and restated certificate of incorporation, special meetings of stockholders may be called at any time by the Chairman of the Board, the Chief Executive Officer, the President, the board of directors and stockholders owning a majority of our capital stock issued and outstanding and entitled to vote. Special meetings may not be called by any other person or persons.

Action by Written Consent of the Stockholders in Lieu of a Meeting

Unless otherwise provided in our amended and restated certificate of incorporation, any action required or permitted to be taken at any meeting of our stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of our outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our capital stock entitled to vote thereon were present and voted.

Provisions Relating to Ownership of Controlled National Securities Exchanges

Article VII of our amended and restated by-laws contains certain provisions relating to our ownership of Controlled National Securities Exchanges. For so long as we control any Controlled National Securities Exchange:

•Our directors, officers, employees and agents, shall give due regard to the preservation of the independence of the self-regulatory function of each Controlled National Securities Exchange and shall not take any actions that would interfere with either the decisions by each such Controlled National Securities Exchange’s board of directors relating to its regulatory functions, including disciplinary matters, or the ability of such Controlled National Securities Exchange to carry out its responsibilities under the Exchange Act.

•We are required to keep confidential all books and records of each Controlled National Securities Exchange. However, such confidentiality obligation shall not limit or impede either the rights of the SEC or any Controlled National Securities Exchange to access and examine such confidential information pursuant to federal securities laws or the ability of any of our officers, directors, employees or agents to disclose such confidential information to the SEC or such Controlled National Securities Exchange.

•Our books and records must be maintained at a location in the United States and are subject to inspection and copying by the SEC or, in certain circumstances, each Controlled National Securities Exchange.

•We agree that we and our officers, directors, employees and agents, by virtue of accepting such position, shall comply with all federal securities laws and the rules and regulations promulgated thereunder and cooperate with the SEC and each Controlled National Securities Exchange.

•We and our officers, directors, employees and agents, by virtue of accepting such position, shall be deemed to irrevocably submit to the jurisdiction of the U.S. federal courts, SEC and each Controlled National Securities Exchange, for the purposes of any suit, action or proceeding pursuant to the federal securities laws and the rules or regulations promulgated thereunder, that arise out of, or relate to, the activities of each Controlled National Securities Exchange. Furthermore, we and our officers, directors, employees and agents, by virtue of accepting such position, shall be deemed to waive and agree not to assert by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claims that we or they are not personally subject to the jurisdiction of the federal courts, SEC or each Controlled National Securities Exchange, that the suit, action or proceeding is an inconvenient forum or that the venue of the suit, action or proceeding is improper, or that the subject matter of that suit, action or proceeding may not be enforced in or by such courts or agency. We and our officers, directors, employees and agents have also agreed to maintain an agent, in the United States, for service of process of a claim arising out of, or relating to, the activities of each Controlled National Securities Exchange.

•We will take reasonable steps to cause our officers, directors, employees and agents, prior to accepting such position, to consent in writing to the obligations described above, with respect to their activities related to each Controlled National Securities Exchange.

Amendments of Amended and Restated By-Laws

Our amended and restated certificate of incorporation provides that our board of directors has concurrent power with the stockholders to make, alter, change, add to or repeal our by-laws.

Our amended and restated by-laws provide that they may be amended by either a majority of the board of directors then in office or by obtaining the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the then-outstanding shares of our capital stock.

Notwithstanding the foregoing, for so long as we control, directly or indirectly, a Controlled National Securities Exchange, we must submit any changes to our amended and restated by-laws to the board of directors of each Controlled National Securities Exchange and, if applicable under Section 19 of the Exchange Act and the rules promulgated thereunder, the SEC, before such changes may be effective. Such changes to our amended and restated by-laws shall not become effective until filed with or filed with and approved by the SEC, as the case may be.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and amended and restated by-laws limit the liability of our officers and directors and provide that we will indemnify our officers and directors, in each case, to the fullest extent permitted by the DGCL.

Warrants

General

As of December 31, 2025, we had outstanding warrants exercisable for an aggregate of 14,215,311 shares of our common stock, with a weighted-average exercise price of $8.03 per share.

Equity Rights Program Warrants

As of December 31, 2025 and included in the outstanding warrants described above, we had outstanding warrants issued pursuant to our Equity Rights Program V exercisable for an aggregate of 512,783 shares of our common stock, with a weighted-average exercise price of $5.50 per share.

All ERP warrants are exercisable into shares of our common stock or, at the election of the holder, shares of our non-voting common stock, in all cases subject to the voting and ownership limitations set forth in our certificate of incorporation. In addition, a holder of ERP warrants qualifying as a “bank holding company” under Section 2(a)(1) of the Bank Holding Company Act of 1956, as amended, is prohibited from exercising ERP warrants to the extent such exercise would result in such holder owning more than 4.99% of our outstanding voting common stock.

The outstanding ERP warrants expire on the earlier of (a) August 15, 2027 or (b) a Sale of the Company. Pursuant to the ERP warrants, a “Sale of the Company” means (X) the transfer of all or substantially all of our issued and outstanding common stock in any transaction or a series of related transactions, (Y) the transfer by us of all or substantially all of our assets, including a sale of the subsidiary operating the applicable ERP exchange, in any transaction or a series of related transactions or (Z) any merger, consolidation, reorganization or other business combination with any other entity in which we are not the surviving entity of such transaction (other than pursuant to certain exceptions whereby the ERP warrant holder owns substantially the same equity interest and has substantially the same economic and voting rights in the Company both before and after such transaction(s)).

2029 Senior Secured Term Loan Warrants

In connection with our 2029 Senior Secured Loan Agreement, we issued to certain of Warburg Pincus, LLC warrants (the “2029 Senior Secured Term Loan Warrants”) to purchase up to 2,277,338 and 1,518,226 shares of Common Stock with an exercise price equal to $7.15 and $8.55 per share, respectively, which expire on August 21, 2032. The 2029 Senior Secured Term Loan Warrants also include a cashless exercise feature, anti-dilution protection, and an automatic exercise requirement immediately prior to expiration. The 2029 Term Loan Warrant agreements additionally establish that, in the event that the Company issues new equity at a common equity valuation of less than $1 billion or without consideration, the Company will increase the number of warrants issued, as provided in the 2029 Senior Secured Term Loan Warrants.

Section 203 of the DGCL

We are subject to the provisions of Section 203 of the DGCL. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203 of the DGCL, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: (i) before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or (iii) at or after the time the stockholder became interested, the business combination was approved by our board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 150 Royall Street, Canton MA 02021.

Listing

Our common stock is listed on the NYSE under the symbol “MIAX.”